Exhibit 99.1

Pareteum Secures Convertible Note Financing

NEW YORK, NY – June 9, 2020 – Pareteum Corporation (Nasdaq: TEUM), (the “Company”), a global cloud communications platform company, today announced that the Company closed the issuance of $17.5 million in Senior Secured Convertible Notes, which mature in 2025, with warrants, to an institutional investor. The net proceeds to the Company upon the closing of the final tranche will be $14 million, and the Company intends as part of its capital raising strategy to raise a further $4 million from its largest shareholder group. The Company intends to use the proceeds for working capital, general corporate purposes, growth initiatives and new product development.

"We are pleased to complete this financing as it strengthens our balance sheet, provides working capital, and allows us to reinvest in growing the business” said Bart Weijermars, Interim Chief Executive Officer of Pareteum. " Our team is focused and continues operating and serving our clients well . Our software platform remains in demand for connectivity and collaboration for our new and existing customers. We now have the ability to invest further, directly in our proprietary technology, to drive our customers’ subscriber growth and success. We are well positioned to capitalize on this large market opportunity globally."

More information regarding the financing may be found on Form 8-K dated June 9, 2020 on file with the Securities and Exchange Commission.

About Pareteum Corporation

Pareteum is an experienced provider of Communications Platform as a Service solutions. Pareteum empowers enterprises, communications service providers, early stage innovators, developers, IoT, and telecommunications infrastructure providers with the freedom and control to create, deliver and scale innovative communications experiences. The Pareteum platform connects people and devices around the world using the secure, ubiquitous, and highly scalable solution to deliver data, voice, video, SMS/text messaging, media, and content enablement. For more information please visit: www.pareteum.com.

Forward Looking Statements

Certain statements contained in this press release constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to the Company's plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. We discuss many of these risks, uncertainties and assumptions in Item 1A under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our other filings with the SEC. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in the Company's filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from the Company.

Media Inquiries
Press@pareteum.com

Pareteum Investor Relations Contacts:

Investor Relations +1 (646) 975-0400

Investor.relations@pareteum.com